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                                                                  Exhibit 4.3(l)

                                 FIFTH AMENDMENT
                               TO CREDIT AGREEMENT

         This Fifth Amendment to Credit Agreement (the "Amendment") is entered into this 21st. day of March, 2002, by and between FIFTH THIRD BANK, an Ohio banking corporation (the "Bank") and INTERLOTT TECHNOLOGIES, INC., a Delaware corporation (the "Borrower").

         WHEREAS, Bank and Borrower entered into that certain Credit Agreement dated as of January 25, 2001, as amended by the First Amendment to Credit Agreement dated January 25, 2001, as amended by the Second Amendment to Credit Agreement dated April 12, 2001, as amended by the Third Amendment to Credit Agreement dated May 31, 2001, and as amended by the Fourth Amendment to Credit Agreement dated October 3, 2001 (as amended, the "Agreement");

         WHEREAS, Bank and Borrower desire to amend the Agreement, pursuant to the terms and conditions set forth herein.

         NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         1.    AMENDMENTS.

         (a) Section 5, Subsection 5.13 of the Agreement is hereby amended and restated in its entirety as follows:

         5.13 MINIMUM TANGIBLE NET WORTH. Borrower will not permit its Tangible Net Worth to be less than the amounts set forth below on the dates set forth below:

         Date                                                 Minimum Amount

         9/30/01                                              $14,053,000
         12/31/01                                             $15,450,000
         3/31/02                                              $15,587,000
         6/30/02                                              $16,174,000
         9/30/02                                              $16,801,000
         12/31/02                                             $16,657,000
         3/31/03                                              $17,162,000
         6/30/03                                              $17,404,000
         9/30/03                                              $17,436,000
         12/31/03                                             $17,436,000
         3/31/04                                              $17,436,000

         (b) The following definitions set froth on Exhibit A to the Agreement are hereby amended and restated in their entirety as follows:

"Tangible Net Worth" means the total of the capital stock (less treasury stock) paid-in surplus, general contingency reserves and retained earnings (deficit) of Borrower in accordance with generally accepted accounting principles, after eliminating all inter-company items; unrealized gains or losses recorded under Statement of Financial Accounting Standards Board No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary PLUS subordinated debt there to Borrower's shareholders as a result of cash loans to the Borrower, MINUS the following items (without duplication of deductions) if any, appearing on the consolidated balance sheet of Borrower: (i) all deferred charges (less amortization, unamortized debt discount and expense and corporate organization expenses); (ii) the book amount of all assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, such items as good-will, trademark applications, trade names service marks, brand names, copyrights, patents, patent applications, and licenses, and rights with respect to the foregoing; (iii) the amount by which aggregate net inventories or aggregate net securities appearing on the consolidated balance sheet exceed the


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lower cost or market value (at the date of such balance sheet) thereof; (iv)
any subsequent write-up in the book amount of any assets resulting from a revaluation thereof from the book amount entered upon acquisition of such assets; and (v) any outstanding stock warrants.



          2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. To induce Bank to enter into this Amendment, Borrower represents and warrants as follows:

          (a) Except as to current litigation set forth on attached Exhibit A, the representations and warranties of Borrower contained in
               Section 3 of the Agreement are deemed to have been made again on and as of the date of execution of this Agreement, and are true and correct as of the date of execution hereof.

          (b) The person executing this Amendment is a duly elected and acting officer of Borrower and is duly authorized by the Board of Directors of Borrower to execute and deliver this Amendment on behalf of Borrower.

          3. CONDITIONS. Bank's obligations under this Agreement are subject to the following conditions:

          (a) Borrower has executed and delivered to Bank this Fifth Amendment to Credit Agreement.

          (b) The representations and warranties of Borrower in Section 2 hereof shall be true and correct on the date of execution of this Amendment.

          4.   GENERAL.

          (a) Except as expressly modified hereby, the Agreement remains unaltered and in full force and effect. Borrower acknowledges that Bank has made no oral representations to Borrower with respect to the Agreement and this Amendment thereto and that all prior understandings between the parties are merged into this Agreement as amended by this writing. All Loans outstanding on the date of execution of this Amendment shall be considered for all purposes to be Loans outstanding under the Agreement as amended by this Amendment.

          (b) Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

          (c) This Amendment shall be considered an integral part of the Agreement, and all references to the Agreement in the Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Agreement as amended by this Amendment.

          (d) This Amendment will be binding upon and inure to the benefits of Borrower and Bank and their respective successors and assigns.

          (e) All representations, warranties and covenants made by Borrower herein will survive the execution and delivery of this Amendment.

          (f) This Amendment will, in all respects, be governed and construed in accordance with the laws of the State of Ohio.

          (g) This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together constitute one and the same instrument.



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         IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment by their duly authorized officers as of the date first above written.

                                             INTERLOTT TECHNOLOGIES, INC.


                                             By:_______________________________


                                             Its:______________________________


                                             FIFTH THIRD BANK


                                             By:_______________________________


                                             Its:_______________________________